UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): April 21, 2023

EXTREME NETWORKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40423	77-0430270
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2121 RDU Center Drive, Suite 300

Morrisville, North Carolina 27560

(Address of principal executive offices)

Registrant’s telephone number, including area code:

(408) 579-2800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	EXTR	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a) Effective May 30, 2023, Cristina Tate, Interim Chief Financial Officer of Extreme Networks, Inc. (the “Company”), will cease her role as Interim Chief Financial Officer of the Company, as well as Principal Financial and Accounting Officer of the Company. Ms. Tate will continue to work at the Company in her prior role as Senior Vice President of Financial Planning and Analysis.

(b) The Company today announced that Kevin Rhodes has been appointed as the Company’s Chief Financial Officer, effective May 30, 2023. Mr. Rhodes was also appointed as the Company’s Principal Financial and Accounting Officer.

Mr. Rhodes, 54, most recently served as the Chief Financial Officer of Duck Creek Technologies, Inc., a technology company, since April 2022. Prior to that, he served as Executive Vice President and Chief Financial Officer of Finvi, formerly Ontario Systems, a provider of AI-driven software and payments solutions, from 2020 to 2022. He previously held Chief Financial Officer positions at Markforged Holding Corp. from 2018 to 2020, and Brightcove, Inc. from 2014 to 2018. Mr. Rhodes is a Certified Public Accountant and holds a bachelor’s degree from Merrimack College with a dual major in accounting and finance. Mr. Rhodes earned an M.B.A. from Babson F.W. Olin Graduate School of Business. Mr. Rhodes currently serves as a member of the Board of Trustees of Merrimack College.

A copy of Mr. Rhodes’ offer letter is attached as Exhibit 10.1 to this Current Report on Form 8-K. The description of the terms of the offer letter are qualified in their entirety by the full text of the offer letter filed herewith and incorporated herein by reference. In accordance with the offer letter, Mr. Rhodes is entitled to an annual salary of $500,000. Mr. Rhodes will receive a one-time sign-on bonus of $250,000, subject to pro-rata repayment if his employment terminates within one year, and a sign-on equity grant of 47,500 shares, which will vest, subject to his continued employment, on December 30, 2023. Mr. Rhodes will be eligible to participate in the Company’s Amended and Restated 2013 Equity Incentive Plan with an annual bonus target of 85% of his base salary. Mr. Rhodes will be granted 142,250 restricted stock units subject to time-based vesting (the “RSUs”). One-third of the RSUs will vest on the first anniversary of the grant date and one-twelfth of the RSUs will vest on each three (3) month anniversary of the grant date thereafter, subject to his continued service to the Company. In addition, he will receive a grant of 189,750 performance stock units (the “PSUs”). The PSUs may be earned based on the Company’s total shareholder return (“TSR”) relative to the Russell 2000 Index (“Index”) over an overall three-year performance period and an overall payout range of 25% of target to 150% of target. While the opportunity to earn any above-target portion of the award is based on three-year performance, Mr. Rhodes will have the opportunity to earn up to one-third of the target number of shares subject to the award after each of the first and second years of the performance period based on one-year and two-year TSR performance relative to the Index, respectively. At the end of the full three-year period, Mr. Rhodes will have an opportunity to earn up to 150% of the full target number of shares subject to each award based on the three-year TSR relative to the Index, less any shares earned for years one and two.

Consistent with the Company’s practice for its current executives, Mr. Rhodes will be a participant in the Executive Change in Control Severance Plan, as amended (the “Plan”), which provides for certain benefits in the event of the termination of his employment in connection with a change of control. If, within the period of time commencing three months prior to or ending 12 months following a change in control, Mr. Rhodes is terminated without cause or resigns for good reason, then, subject to Mr. Rhodes signing a release of claims, he will be entitled to receive (a) a lump sum payment equal to (i) 18 months of his base salary, plus (ii) 150% of his annual target bonus, (iii) a proration of the annual bonus for the fiscal year in which the termination occurs, (iv) a cash payment equivalent to the COBRA premiums 18 months, and (v) acceleration of 100% of the vesting of certain then-outstanding equity awards. The Plan also provides for partial vesting acceleration of equity awards not assumed or substituted for in a change in control.

In addition, Mr. Rhodes will be entitled to severance benefits if he is terminated without cause outside of a change in control of the Company or if Mr. Rhodes resigns for good reason (as defined in the Plan). Accordingly, subject to Mr. Rhodes signing a release of claims, he will be entitled to receive (a) a lump sum payment of $17,000 plus 12 months of his base salary and (b) COBRA coverage for a six-month period following his termination.

There are no family relationships between Mr. Rhodes and any director or executive officer of the Company, and he has no direct or indirect material interest in any related party transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Exhibit Title or Description

10.1	Offer Letter, executed April 21, 2023, between Extreme Networks, Inc. and Kevin Rhodes.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 24, 2023

EXTREME NETWORKS, INC.

By:	/s/ Katayoun (“Katy”) Motiey
Katayoun (“Katy”) Motiey
Chief Administrative and Sustainability Officer